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                                                                    Exhibit 4(c)

                          VARIABLE ANNUITY AMENDMENT


This Variable Annuity Amendment is made a part of the Contract to which it is attached (this Contract).

The following language shall replace the third paragraph of Section 3.03 (VALUATION OF THE VARIABLE ACCOUNT ALLOCATIONS) of this Contract:

     The daily charge imposed on a Variable Sub-account for any Valuation Period represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the Valuation Period. On an annual basis, this daily charge will not exceed the level described below:

          for any Valuation Period the Enhanced Guaranteed Minimum Death Benefit (EGMDB) is in effect, on an annual basis the daily charge will not exceed [1.50%] of the average daily net assets of the Variable Sub-account.

The following language shall replace part "1" of the third paragraph in the Determination of Amounts provision in Section 6.01 (DEATH BEFORE ANNUITY COMMENCEMENT DATE) of this Contract:

     1.   Enhanced Guaranteed Minimum Death Benefit (EGMDB).

          The EGMDB is equal to the greatest of the following three amounts:

          1) The current Contract Value as of the date on which the death claim is approved by LNL for payment.

          2) The sum of all Purchase Payments minus all withdrawals, partial annuitizations ----, and premium tax (if any) made, effected or incurred.

          3) The highest Contract Value on the Contract Date or on any Contract Date anniversary (determined before the allocation of any Purchase Payments on that Contract Date anniversary) prior to the 81st birthday of the deceased individual (Owner, Joint Owner, or Annuitant) and prior to the date of death of the individual (Owner, Joint Owner or Annuitant) for whom a death claim is approved by the LNL Home Office for payment. The highest Contract Value is adjusted for certain transactions. It is increased by Purchase Payments made on or after that Contract Date anniversary on which the highest Contract Value is obtained. It is decreased by partial withdrawals, partial annuitizations and premium tax (if any) made, effected or incurred on or after that Contract Date anniversary on which the highest Contract Value is obtained.



                             The Lincoln National Life Insurance Company



                                      Nancy J. Alford, Vice President